Exhibit (a)(1)(I)(xviii)

SAGE, INC.

SECOND AMENDED AND RESTATED 1997 STOCK PLAN

STOCK OPTION AGREEMENT

1. Grant of Option. Sage, Inc., a California corporation (the “Company”), hereby grants to _________________ (“Optionee”), an option (the “Option”) to purchase a total number of shares of Common Stock (the “Shares”) set forth in the Notice of Stock Option Grant, at the exercise price per share set forth in the Notice of Stock Option Grant (the “Exercise Price”) subject to the terms, definitions and provisions of the Sage, Inc. Second Amended and Restated 1997 Stock Plan (the “Plan”) adopted by the Company, which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option.

If designated an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code.

2. Exercise of Option. This Option shall be exercisable during its Term in accordance with the Vesting Schedule set out in the Notice of Stock Option Grant and with the provisions of Section 9 of the Plan as follows:

(a) Right to Exercise.

(i) This Option may not be exercised for a fraction of a share and no partial exercise of the Option may be for less than 100 Shares.

(ii) In the event of Optionee’s death, disability or other termination of employment, the exercisability of the Option is governed by Sections 5, 6 and 7 below, subject to the limitation contained in Section 2(a)(i).

(iii) In no event may this Option be exercised after the date of expiration of the Term of this Option as set forth in the Notice of Stock Option Grant.

(b) Method of Exercise. This Option shall be exercisable by execution and delivery of the Exercise Notice and Restricted Stock Purchase Agreement attached hereto as Exhibit A (the “Exercise Agreement”) or of any other form of written notice approved for such purpose by the Company which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.

No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of applicable law and the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Shares.

3. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of Optionee:

(a) cash;

(b) check;

(c) surrender of other shares of Common Stock of the Company which (i) in the case of Shares acquired pursuant to the exercise of a Company option, have been owned by Optionee for more than six months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the Exercise Price of the Shares as to which the Option is being exercised; or

(d) if there is a public market for the Shares and they are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the Exercise Price.

4. Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

5. Termination of Relationship. In the event of termination of Optionee’s Continuous Status as an Employee or Consultant, Optionee may, to the extent otherwise so entitled at the date of such termination (the “Termination Date”), exercise this Option during the period of ninety days from the Termination date (“the Termination Period”). To the extent that Optionee was not entitled to exercise this Option at such Termination Date, or if Optionee does not exercise this Option within the Termination Period, the Option shall terminate.

6. Disability of Optionee.

(a) Notwithstanding the provisions of Section 5 above, in the event of termination of Optionee’s Continuous Status as an Employee or Consultant as a result of Optionee’s total and permanent disability (as defined in Section 22(e)(3) of the Code), Optionee may, but only within twelve months from the Termination Date (but in no event later than the Expiration Date set forth in the Notice of Stock Option Grant), exercise this Option to the extent Optionee was entitled to exercise it as of such Termination Date. To the extent that Optionee was not entitled to exercise the Option as of the Termination Date, or if Optionee does not exercise such Option (to the extent so entitled) within the time specified in this Section 6(a), the Option shall terminate.

(b) Notwithstanding the provisions of Section 5 above, in the event of termination of Optionee’s consulting relationship or Continuous Status as an Employee as a result of disability not constituting a total and permanent disability (as set forth in Section 22(e)(3) of the Code), Optionee may, but only within six months from the Termination Date (but in no event later than the Expiration Date set forth in the Notice of Stock Option Grant), exercise the Option to the extent Optionee was entitled to exercise it as of such-Termination Date; provided, however, that if this is an Incentive Stock Option and Optionee fails to exercise this Incentive Stock Option within three months from the Termination Date, this Option will cease to qualify as an Incentive Stock Option (as defined in Section 422 of the Code) and Optionee will be treated for federal income tax purposes as having received ordinary income at the time of such exercise in an amount generally measured by the difference between the Exercise Price for the Shares and the Fair Market Value of the Shares on the date of exercise. To the extent that Optionee was not entitled to exercise the Option at the Termination Date, or if Optionee does not exercise such Option to the extent so entitled within the time specified in this Section 6(b), the Option shall terminate.

7. Death of Optionee. In the event of the death of Optionee (a) during the Term of this Option and while an Employee or Consultant of the Company and having been in Continuous Status as an Employee or Consultant since the date of grant of the Option, or (b) within 30 days after Optionee’s Termination Date, the Option may be exercised at any time within six months following the date of death (but in no event later than the Expiration Date set forth in the Notice of Stock Option Grant), by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the Termination Date.

8. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

9. Term of Option. This Option may be exercised only within the Term set forth in the Notice of Stock Option Grant, subject to the limitations set forth in Section 7 of the Plan.

10. Tax Consequences. Set forth below is a brief summary as of the date of this Option of certain of the federal and California tax consequences of exercise of this Option and disposition of the Shares under the laws in effect as of the Date of Grant. THIS SUMMARY IS NECESSARILY INCOMPLETE, and AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a) Exercise of Incentive Stock Option. If this Option qualifies as an Incentive Stock Option, there will be no regular federal or California income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price will be treated as an adjustment to the alternative minimum tax for federal tax purposes and may subject Optionee to the alternative minimum tax in the year of exercise.

(b) Exercise of Nonstatutory Stock Option. If this Option does not qualify as an Incentive Stock Option, there may be a regular federal income tax liability and a California income tax liability upon the exercise of the Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Optionee is an employee, the Company will be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise,

(c) Disposition of Shares. In the case of a Nonstatutory Stock Option, if Shares are held for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal and California income tax purposes. In the case of an Incentive Stock Option, if Shares transferred pursuant to the Option are held for at least one year after exercise and are disposed of at least two years after the Date of Grant, any gain realized on disposition of the Shares will also be treated as long-term capital gain for federal and California income tax purposes. In either case, the long-term capital gain will be taxed for federal income tax and alternative minimum tax purposes at a maximum rate of 28% if the Shares are held more than one year but less than 18 months after exercise and at 20% if the Shares are held more than 18 months after exercise. If Shares purchased under an Incentive Stock Option are disposed of within one year after exercise or within two years after the Date of Grant, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the difference between the Exercise Price and the lesser of (i) the Fair Market Value of the Shares on the date of exercise, or (ii) the sale price of the Shares.

(d) Notice of Disqualifying Disposition of Incentive Stock Option Shares. If the Option granted to Optionee herein is an Incentive Stock Option, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the Incentive Stock Option on or before the later of (i) the date two years after the Date of Grant, or (ii) the date one year after the date of exercise, Optionee shall immediately notify the Company in writing of such disposition. Optionee acknowledges and agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized by Optionee from the early disposition by payment in cash or out of the current earnings paid to Optionee.

11. Withholding Tax Obligations. Optionee understands that, upon exercising a Nonstatutory Stock Option, he or she will recognize income for tax purposes in an amount equal to the excess of the then Fair Market Value of the Shares over the Exercise Price. However, the timing of this income recognition may be deferred for up to six months if Optionee is subject to Section 16 of the Exchange Act. If Optionee is an employee, the Company will be required to withhold from Optionee’s compensation, or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income. Additionally, Optionee may at some point be required to satisfy tax withholding obligations with respect to the disqualifying disposition of an Incentive Stock Option, Optionee shall satisfy his or her tax withholding obligation arising upon the exercise of this Option by one or some combination of the following methods: (a) by cash payment, (b) out of Optionee’s current compensation, (c) if permitted by the Administrator, in its discretion, by surrendering to the Company Shares which (i) in the case of Shares previously acquired from the Company, have been owned by Optionee for more than six months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to or greater than Optionee’s marginal tax rate times the ordinary income recognized, or (d) by electing to have the Company withhold from the Shares to be issued upon exercise of the Option that number of Shares having a Fair Market Value equal to the amount required to be withheld. For this purpose, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (the “Tax Date”).

If Optionee is subject to Section 16 of the Exchange Act (an “Insider”), any surrender of previously owned Shares to satisfy tax withholding obligations arising upon exercise of this Option must comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”)

All elections by Optionee to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

(a) the election must be made on or prior to the applicable Tax Date;

(b) once made, the election shall be irrevocable as to the particular Shares of the Option as to which the election is made; and

(c) all elections shall be subject to the consent or disapproval of the Administrator.

12. Market Standoff Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such underwritten offering of the Company’s securities, Optionee hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Shares (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the initial public offering.

13. Agreement to Arbitrate. Optionee and the Company recognize that differences may arise between them during or following Optionee’s employment or consulting relationship with the Company, and that those differences may or may not be related to the grant of options herein or to Optionee’s employment or consulting relationship. Optionee understands and agrees that by entering into this Option Agreement, Optionee anticipates the benefits of a speedy, impartial dispute-resolution procedure of any such differences. As used in this Section 13 and its subsections, the “Company” shall also refer to all benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them.

(a) Arbitrable Claims. ALL DISPUTES BETWEEN OPTIONEE (AND HIS OR HER SUCCESSORS AND ASSIGNS) AND THE COMPANY (AND ITS AFFILIATES, SHAREHOLDERS, DIRECTORS, OFFICERS AND ASSIGNS) RELATING IN ANY MANNER WHATSOEVER TO OPTIONEE’S EMPLOYMENT OR CONSULTING RELATIONSHIP WITH THE COMPANY, OR TERMINATION OF THAT RELATIONSHIP, INCLUDING WITHOUT LIMITATION ALL DISPUTES ARISING UNDER THIS AGREEMENT OR ANY SIMILAR STOCK PURCHASE OR OPTION AGREEMENT (“ARBITRABLE CLAIMS”) SHALL BE RESOLVED BY ARBITRATION. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation (including but not limited to claims alleging unlawful harassment or discrimination in violation of Title VII and/or Title IX of the U.S. Code, of the Age Discrimination in Employment Act, of the Americans with Disabilities Act, of state statute, or otherwise), excepting only claims under applicable workers’ compensation law and unemployment insurance claims. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Except as provided in the following sentences of this Section 13(a), the Arbitrator (as defined below) shall decide whether a claim is an Arbitrable Claim. Notwithstanding anything herein to the contrary, however, the Company may enforce in court, without prior resort to arbitration, any claim concerning actual or threatened unfair competition and/or the actual or threatened use and/or unauthorized disclosure of confidential or proprietary information of the Company. The court shall determine whether a claim concerns actual or threatened unfair competition and/or the actual or threatened use and/or unauthorized disclosure of confidential or proprietary information of the Company.

THE PARTIES HEREBY WAIVE ANY RIGHTS THAT THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

(b) Arbitration Procedure.

(i) American Arbitration Association Rules: Initiation of Arbitration: Location of Arbitration. Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA Employment Rules”), except as provided otherwise in this Option Agreement. Arbitration shall be initiated by providing written notice to the other party with a statement of the claim(s) asserted, the facts upon which the claim(s) are based, and the remedy sought. This notice shall be provided to the other party within six months of the acts or omissions complained of. Any claim not initiated within this limitations period shall be null and void, and the Company and Optionee waive all rights under statutes of limitation of different duration. The arbitration shall take place in San Jose, California.

(ii) Selection of Arbitrator. All disputes involving Arbitrable Claims shall be decided by a single arbitrator (the “Arbitrator”), who shall be selected as follows. The American Arbitration Association (“AAA”) shall give each party a list of eleven arbitrators drawn from its panel of employment arbitrators. Each party may strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the lists of all parties, the parties shall strike names alternately until only one remains. If no common name remains on the lists of all parties, the AAA shall furnish an additional list or lists until an Arbitrator is selected. Notwithstanding any other provision herein to the contrary, if a party strikes all eleven names on each of the first and the second lists provided by the AAA, such party shall be deemed to have stricken such names in bad faith, and all twenty-two names on the lists shall be deemed acceptable to such party, and the other party shall select the Arbitrator.

(iii) Conduct of the Arbitration.

(A) Discovery. To help prepare for the arbitration, Optionee and the Company shall be entitled, at their own expense, to learn about the facts of a claim before the arbitration begins. Each party shall have the right to take the deposition of one individual and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents to any party. Additional discovery may be had only where the Arbitrator so orders, upon a showing of substantial need. At least thirty days before the arbitration, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the arbitration.

(B) Authority. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure, The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator shall have the authority to award equitable relief, damages, costs and fees as provided by the law for the particular claim(s) asserted. The arbitrator shall not have the power to award remedies or relief that a California court could not have awarded. The Federal Rules of Evidence shall apply. The burden of proof shall be allocated as provided by applicable law. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Option Agreement, including but not limited to any claim that all or any part of this Option Agreement is void or voidable and any assertion that a dispute between Optionee and the Company is not an Arbitrable Claim. The arbitration shall be final and binding upon the parties.

(C) Costs. Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings. If the Arbitrator orders a stenographic record, the parties shall split the cost. Except as otherwise provided in this Section, Optionee and the Company shall equally share the fees and costs of the arbitration and the Arbitrator.

(c) Confidentiality. All proceedings and documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceeding, their counsel, witnesses and experts, the Arbitrator, and, if involved, the court and court staff. All documents filed with the Arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subparagraph concerning confidentiality.

(d) Enforceabilitv. Either party may bring an action in any Court of competent jurisdiction to compel arbitration under this Option Agreement and to enforce an arbitration award. Except as provided above, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 13.

[Signature Page Follows]

This Option Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

Sage, Inc.

By:

(Print name and title)

OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE OPTION HEREOF IS EARNED ONLY BY CONTINUING EMPLOYMENT OR CONSULTANCY AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE COMPANY’S STOCK PLAN WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT OR CONSULTANCY BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S EMPLOYMENT OR CONSULTANCY AT ANY TIME, WITH OR WITHOUT CAUSE.

Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option.

Dated:
Optionee